Exhibit 23.1.1

                         CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the use in the Registration Statement of Generex Biotechnology Corporation (the "Company") on Form 10 of our report dated October 15, 1998, on the consolidated financial statements of the Company as of July 31, 1998 and for the year then ended, and our joint report with Mintz & Partners dated October 15, 1998, on the consolidated financial statements of the Company as of July 31, 1997 and for the year ended July 31, 1997, and for the period November 2, 1995 (date of inception) to July 31, 1996, which consolidated financial statements appear in the Registration Statement.




Withum, Smith & Brown
New Brunswick, New Jersey
December 14, 1998